EXHIBIT 99.5

                             FACE PAGE

LEASE DATE:         AUGUST 4, 1999

LANDLORD:           BROWN LAKELAND PROPERTIES/CHARLES H. BROWN

LANDLORD'S ADDRESS: 4294 LAKELAND DR. SUITE 100
                    FLOWOOD, MS. 39208

OFFICE CENTER:      4294 LAKELAND DR.
                    FLOWOOD, MS. 39208

TENANT:             RUSS WHITNEY'S WEALTH EDUCATION CENTER OF JACKSON,
                    MS, Inc

TENANT'S PHONE#          N/A

NAME (D/B/A TO BE USED BY TENANT) RUSS WHITNEY'S WEALTH EDUCATION CENTER OF JACKSON, INC.

TENANT'S USE OF
  DEMISED PREMISES: TRAINING CENTER

LEASE TERM:         3 YEARS

COMMENCEMENT DATE:  AUGUST 4,1999

RENT START DATE:    SEPTEMBER 1, 1999  (Immediately upon completion of
                    buildout)

DEMISED PREMISES:   SPACE# C (SEE EXHIBIT' "A" (SITE PLAN) FOR
                    APPROXIMATE STORE LOCATION AS MARKED IN RED;
                    OFFICE CENTER IN GREEN)

SIZE SQUARE FEET:   3000

ANNUAL BASE RENT
 INCREASE:          0

INITIAL CHARGES:    MINIMUM RENTAL $ 14.20 P/S/F $3550.00 PER MONTH
                    $42,600.00 PER YEAR

C.A.M.    $       P/S/F  $         PER MONTH $          PER YEAR

TAX       $       P/S/F  $         PER MONTH $          PER YEAR

TOTAL     $ 14.20 P/S/F    3550.00 PER MONTH $42,600.00 PER YEAR

THE LAWS OF THE STATE OF MISSISSIPPI AND COUNTY OF RANKIN SHALL GOVERN THE VALIDITY PERFORMANCE AND ENFORCEMENT OF THIS LEASE.

THIS IS A LEGALLY BINDING CONTRACT, PLEASE READ IT THOROUGHLY BEFORE YOU SIGN; THE ITEMS CONTAINED ON THIS FACE PAGE RELATE TO VARIOUS
CONTENTS OF THE LEASE. THERE ARE NO OTHER AGREEMENTS BETWEEN THE
PARTIES UNLESS CONTAINED IN WRITING IN THE LEASE.

LATE CHARGE: THERE WILL BE A LATE CHARGE IF RENT IS RECEIVED AFTER THE 5TH OF THE MONTH. THE LATE CHARGE WILL BE 10% OF THE RENT OR $250.00, WHICHEVER IS GREATER

                               LEASE

     THIS LEASE is made this the 4th day of August, 1999, between Brown Lakeland Properties/Charles H. Brown, hereinafter called Landlord, Russ Whitney's Wealth Education Center of Jackson, Ms, Inc., hereinafter called Tenant.

     IT IS AGREED between the parties hereto as follows:

                              PREMISES

     (1) Landlord leases to Tenant and Tenant hires from Landlord, those certain premises described as follows:

     Approximately 3000 square feet of rentable office space, located at 110 Jones Lane Suite C Flowood, Ms. 39208.

     Landlord will provide Tenant with suitable parking in a parking lot adjacent to and convenient to the front entrance of the leased premises, at no cost to Tenant

                                TERM

     (2) The term of this lease is for a period of three (3) years beginning as of date of occupancy and ending three years thereafter

     Tenant shall be granted an option to extend this lease for an additional five (5) year term beginning as of the day after the last day of this lease upon the same terms and conditions herein Tenant shall give written notice of its intent to exercise each such election no less than sixty (60) days prior to the expiration of the original term of this lease or an option period thereunder.

                             UTILITIES

     (3) Tenant shall pay all utility deposits and costs incurred as measured by the meters for electricity, gas, and waters for its space. Tenant shall be responsible for maintenance, and repair of the systems attached to these meters and, Tenant shall be responsible for the repair, maintenance, and replacement of these systems and their related elements and parts, when failure or inability to properly perform shall be due to causes other than normal wear and tear or Tenant's abuse. Tenant shall be responsible for replacement of light bulbs in its offices, and Landlord shall be responsible for the replacement of fixtures which fail to perform.

                         RENT AND EXPENSES

     (4) Tenant shall pay base rent in the amount of $3550.00 per month. In addition to the base rent Tenant shall pay their pro share of operation of signage on Lakeland Dr. to be determined each month based on electrical usage. Tenant shall also be responsible for their own insurance. Maintenance of the exterior of the building, parking area, and landscaping shall be the sole responsibility of the Landlord. The sum of the above costs shall be computed for such year as though the building had been fully occupied during such year Tenant's liability for these expenses shall be in the same ratio as the number of square feet occupies by Tenant is to the total number of leasable square feet in the building.

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     Payments for rent and expenses shall be made to Landlord at his office, on or before the first day of each month beginning with occupancy on or before the first of each of the following months during the term of tins Lease, with a two hundred fifty dollar ($250.00) late charge to be applied if not received by the fifth of the month. Rent for any period of less than one (1) month shall be apportioned, based on the number of days in the month.

     The rent for the last month of the lease shall be paid in advance as a security deposit.

                                USE

     (5) Tenant shall. not use the premises or permit them to be used for any offensive, noisy or dangerous trade, business, manufacture or occupation of any nuisance or anything against public policy, or for any purpose or use in violation of any of the laws, ordinances and regulations of any governmental body or authority applicable to the premises. Tenant shall not do or permit any act or omission which will, increase the rate of insurance by such an act, then Tenant agrees to pay Landlord such increased cost of insurance.

     Tenant shall. not keep or permit to be kept 4 or about the Demised Premises any gasoline, distillate, or other petroleum produce, or any other substance or material of an explosive or infiammable nature in such quantities as may endanger any part of the Demised Premises, Tenant shall. be liable for any damages to the Demised Premises.

                      MAINTENANCE AND REPAIRS

     (6) Landlord agrees to keep the heating, ventilating and air-conditioning equipment, concealed plumbing, sidewalks, roof, foundations and exterior walls of the premises of the building in which the premises are located in good condition and repair. Landlord also agrees to make all repairs that may become necessary by reason of fire damage, action of the elements or other insurable casualty including damage by termites, fungus growth or dry rotExcept as specifically provided herein, Tenant agrees at its own expense to keep and maintain the interior of the premises in good condition and repair, natural deterioration by ordinary use and reasonable wear and injury by fire, the elements, acts of God, or acts of war excepted Any re-decoration of the premises, including painting of exterior Walls and columns, interior partitions and doors, and where necessary replacement of vinyl floors or carpet will be at the expense of the Tenant.

                            ALTERATIONS

     (7) Tenant may, at its expense, add any electrical or telephone outlets that its desires. Tenant may install, at its expense, trade fixtures, movable office partitions, furniture and equipment and other personal property which shall remain the property of Tenant, and may remove, alter or remodel the same at any time without Landlord's consent provided Tenant shall repair any damage to the premises caused thereby and shall, at the termination of this lease, remove such installations at the written request of the Landlord. Tenant shall not install or maintain any equipment partitions, furniture or apparatus, the weight or operation of which would tend to injure or be detrimental to the premises. Tenant shall at all times keep the premises free and clear of any hen or encumbrance of any land created by Tenant's act under this paragraph or otherwise or by its omissions.

                              SIGNAGE

     (8) Tenant shall pay for the cost of an appropriate sign for its business on the outside of said budding. Tenant shall have the opportunity to have signage on Lakeland Dr. on the existing sign for the Lakeland Office Center. This sign will be approximately 96 inches wide by 15 inches high. Signage will be paid by leasor. Such sign will conform with existing signage, and must be approved in advance by the Landlord.

                       SERVICES AND UTILITIES

     (9) The Tenant shall pay for All other services supplied to its romises, including any extra utilities used for computers, etc.

                         ENTRY BY LANDLORD

     (10) Landlord shall have the right to enter the premises at reasonable times, for the purpose of inspection, posting notices or supervising any necessary repairs and maintenance required herein to be performed by Landlord. Landlord may maintain. such notices on the premises as may be necessary to protect him against loss from echanics, hens or otherwise. All repair and maintenance work done on or about the premises by Landlord shall be done in such a manner as to inconvenience Tenant as little as possible.

                     ASSIGNMENT AND SUBLETTING

     (11) Tenant shall have the right subject to approval by Landlord, which shall not be unreasonably withheld, to make assignments or subleases of all or any portion of the premises. Any assignee or sublessee may use the same for any lawful purpose that does not interfere with the quiet enjoyment of other tenants leasing space in the building. If Tenant shall make any assignments or subleases, it shall remain liable hereunder as though no assignments or subleases had been made, unless Landlord shall in writing expressly release Tenant from such liability.

                         DEFAULT BY TENANT

     (12) The occurrence of any of the following events shall.
constitute a breach of this lease, and with reference to paragraphs (b) and (c), such rights of the parties shall be governed by the applicable Bankruptcy Code and related statutes and cases:

     (a) The failure of Tenant to pay rent or to make any other payment of money as herein required when due for a period of fifteen (15) days after delivery by Landlord of a written notice of any such failure.

     (b) The expiration of a period of sixty (60) days following (1) the adjudication of Tenant as a bankrupt by any court of competent jurisdiction, (ii) the entry of an order approving a petition filed by one other than Tenant seeking reorganization of Tenant under the National Bankruptcy Act or any other applicable law of the United States or of any State, or (iii) the appointment of a Trustee or Receiver of all or substantially A of the business or property of Tenant or (iv) the levy of any attachment execution or garnishment upon the interest of Tenant hereunder, or upon the leasehold estate hereby created, unless during such period such adjudication, order or appointment of a Receiver or Trustee, attachment, execution or garnishment shall be vacated, or unless within such period Tenant shall have taken proper action to vacate such adjudication, order or appointment of a Receiver or Trustee, attachment, execution or garnishment, and in such event such occurrence shall not constitute a breach of this lease until final adjudication of the matter.

     (c) The filing by Tenant of a voluntary petition in bankruptcy or the making of an assignment for the benefit of creditors; the consenting by Tenant to the appointment of a Receiver or Trustee of all or any part of its property, the filing by Tenant of a petition or answer seeking reorganization under the National Bankruptcy Act or any other applicable law; or the filing by Tenant of a petition to take, advantage of any insolvency act.

     (d) The failure of Tenant to correct any default hereunder, other than those specified in subdivisions (a), (b) and (c) of Paragraph
(12), within thirty (30) days after delivery by Landlord to Tenant of a written notice of such default; or, if the default is of such a nature that it can not be corrected within thirty (30) days, then the failure of Tenant within such period to commence and thereafter proceed diligently to cure such default

     If any of the above mentioned events of default shall occur, the Landlord at its option may re-enter and take possession of the premises and remove all persons and property therefrom and at its option terminate this lease. In the event the Landlord elects to re-enter and take possession of said premises but not to terminate this lease, Tenant agrees to pay Landlord on demand, the cost of recovering possession of said premises and cost of reletting, including the usual commissions, and also to pay monthly, on demand, any deficiency in the rent. It is agreed by Landlord and Tenant that if this lease shall be terminated by Landlord by reason of any event of default by Tenant Landlord shall thereupon be entitled to recover from Tenant the worth, at the time of such termination, of the excess, if any, of the amount of rent and charges equivalent to rent reserved in this lease for the balance of the term as provided in Paragraph (2) hereof, over the then reasonable rental value of the pemises for the same period. The several rights and remedies herein granted to Landlord shall be cumulative and in addition to any others it may be entitled to by law, and the exercise of one or more rights or remedies shall not impair Landlord's right to exercise any other right or remedy

                      DESTRUCTION OF PREMISES

     (13) Should the premises be damaged by fire, earthquake, incidents of war, or other sudden violent action of the elements, so as to render them unfit for Tenant's occupancy, and sad premises cannot by restored with reasonable diligence within sixty (60) working days from the date of such damage, this lease may be terminated at the option of the Tenant upon written notice to Landlord. Upon any termination under this Paragraph (13), Tenant shall surrender the premises and shall not be liable for any further rental, and Landlord shall refund any unearned rent paid in advance by Tenant, calculated at the daily rate, based on the then applicable total monthly rental costs. Should this lease not be so terminated or in the event of any lesser damage by any such cause, the premises shall be restored within one hundred twenty (120) days at Landlord's expense, and Tenant shall pay no rents or other charges during the period of such restoration for such part of the premises until the lease premises, parking lot, and all common spaces shall be determined by Tenant as being fit for occupancy by Tenant, and

Tenant shall be entitled to any damages for any loss occasioned by the injury to, or the destruction of, said building or of Tenant's property. If not so restored within the one hundred twenty (120) day period as set out herein, then lease may, at Tenant's option, be canceled and all sums as defined in this paragraph, shall be refunded to Tenant.

                            CONDEMNATION

     (14) The Landlord shall notify the Tenant if a substantial part of the building and parking area (10% or more) is to be taken by exercise of the power of Eminent Domain. Tenant shall have thirty (30) days after occurrence of said event to give the Landlord written notice as to whether the remaining portion is suitable for its use and occupancy. if Tenant shall reasonably determine that the remaining portion of the premises are not reasonably suitable for its operation, then this lease shall terminate, and Landlord shall return to Tenant any unearned rent and other costs as set out herein, paid in advance. If Tenant does not terminate this lease as provided above, this lease shall continue in force as to the remaining portion of the demised premises, and in such event the monthly rental thereafter payable by Tenant hereunder shall be adjusted and prorated in the exact ration which the value of the premises remaining after such condemnation bears to the value of the premises immediately preceding the condemnation, and Landlord shalt at its own expense, make any repairs or alterations to said premises which may be necessary by such condemnation.

     In the event of the taking of all or any portion of the premises, Landlord and Tenant shall be free to make claim against the condemning or taking authority for the amount of any damage done to them respectively as a result thereof

                          SALE OF BUILDING

     (15) If during the term of this lease, or any option term, Landlord shall sell its interest in the premises, said sale shall be subject to this lease.

                              LICENSE

     (16) Anything in this lease to the contrary notwithstanding, the parties hereto understand and agree dig if the Tenant is required to obtain approval from state regulatory authorities to occupy the demised premises, the Tenant agrees to promptly apply for such authority and in the event such occupation is not approved by said regulatory authorities within forty-five (45) days from the date hereof, then this lease shall terminate and be of no further force and effect and the parties shall be released of all liability, each to the other. Any monies pad by Tenant to Landlord shall be returned to Tenant

                MUTUAL WAIVER OF SUBROGATION RIGHTS

     (17) The Landlord and Tenant do hereby mutually release each other from any subrogation rights which could result under insurance policies or otherwise from any claims or liability which could be asserted arising out of loss or damage to Landlord's real estate of Tenant's property from fire or any other risk for which the Landlord or Tenant becomes entitled to receive proceeds from the insurance policy.

                           ATTORNEY'S FEE

     (18) if any action at law or in equity shall be brought to recover any rent under this lease, or for or on account of any breach of or to enforce or interpret any of the covenants, terms or conditions of this lease, or for the recovery of the possession of the leased premises, breaching or defaulting party agrees to pay allomey's fee, court costs, or other damages which, may be fixed by the Court and may be made a part of any judgment rendered.

                          QUIET ENJOYMENT

     (19) Landlord agrees that Tenant keeping and performing the covenants herein contained on the part of Tenant to be kept and performed, shall at all times during the term of this lease peaceably and quietly have, hold and enjoy the premises.

                              NOTICES

     (20) Any notice, demand or other instrument or written communication required or premitted to be given, served, made or delivered hereunder may be given, served, made or delivered by mailing the same by registered or certified mail in a sealed envelope, postage prepaid, if to Tenant, addressed to Tenant at their suite in the subject property, and if the Landlord, addressed to the Landlord at 4924 Lakeland Drive, Suite 100, Flowood, Mississippi. Any such notice, demand or other instrument or written communication mailed as above provided shall be deemed to have been given, served, made or delivered at the time of mailing. Either party may, by written notice given to the other party, change each party's mailing address from time to time during the term hereof.


                           MISCELLANEOUS

     (21) Landlord hereby gives Tenant the right of first refusal of any space in the building adjacent to the described premises which may become available. Landlord will offer such space to Tenant at the then current market price of similar space in the building. Tenant shall have five (5) working days to accept the lease of such additional space.

     This lease shaft inure to the benefit of and bind the heirs, successors, representatives and assigns of the parties hereto.

     Whenever the context requires, the singular number shall. include the plural, the plural the singular, and the use of any gender shall include all genders,

     Any reference in this lease to a number of days shall mean calendar days unless otherwise expressly provided.

     The headings of the paragraphs of this lease are for convenience of reference only and are not a part of this lease.

     IN WITNESS WHEREOF, the parties hereto have executed this lease the day and year first above written.

                                   Landlord:

                                   /s/ Charles H. Brown
                                   Charles H. Brown


                                   Tenant:

                                   /s/ Ronald S. Simon, Treasurer

Russ Whitney's Wealth Education Center of Jackson, MS, Inc. Authorized
Signature

COUNTY OF LEE

STATE OF FLORIDA

This day personally appeared before me, the undersigned authority, in and for the County aforesaid, with the name Russ Whitney's Wealth Education Center of Jackson, MS Inc. / Ronald S. Simon, Treasurer, who acknowledged that he signed the foregoing Lease with Brown Lakeland Properties / Charles H. Brown on the 9th day of August, 1999, for the intent and purpose therein set forth.


                                   /s/ Ronald S. Simon
                                   Ronald S. Simon, Treasurer

WITNESS MY HAND AND OFFICIAL SEAL, this the 9th day of August 1999,

[seal]                             /s/ Robin J. Jacobs, Notary Public


COUNTY OF RANKIN
STATE OF MISSISSIPPI

     This day personally appeared before me, the undersigned authority, in and for the State and County aforesaid, the with named Brown
Lakeland Properties / Charles H. Brown, who acknowledged that he signed and delivered the above and foregoing Lease on the day and year therein mentioned. For the intent and purpose therein set forth.


                                   /s/ Charles H. Brown
                                   Charles H. Brown

WITNESS MY HAND AND OFFICIAL SEAL, this the 11th August 1999.

[seal]                             /s/ Kimberly Michelle Gilmore
                                   Notary Public